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                                                                     EXHIBIT 3.1



                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             LXR BIOTECHNOLOGY INC.



     LXR Biotechnology Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation's Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and Stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law:

     Article IV of the Restated Certificate of Incorporation is hereby amended to read in full as follows:

          The Corporation is authorized to issue two classes of shares designated, respectively, Common Stock, of which the Corporation is authorized to issue 60,000,000 shares, each having a par value of $0.0001, and Preferred Stock, of which the Corporation is authorized to issue 5,000,000 shares, each having a par value of $0.01. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix or alter any or all of the rights, preferences, privileges and restrictions, including, without limitation, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, preemptive rights and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed and attested by its duly authorized officer this 11th day of June, 1998.

                                       LXR BIOTECHNOLOGY INC.


                                       /s/ G. Kirk Raab
                                       -------------------------------------
                                       G. Kirk Raab, Chief Executive Officer

Attested by:


/s/ Shelli Geer
-------------------------------
Shelli Geer, Secretary